Exhibit 99.1

Consent to be Named as Director

In connection with the filing by Thayer Ventures Acquisition Corporation (the “Company”) of the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named to the board of directors of the Company following its business combination with Inspirato LLC (which shall be known as Inspirato Incorporated) as described in the Registration Statement, including the proxy statement/prospectus/consent solicitation statement forming a part of such Registration Statement, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	11/11/2021

/s/ Brent Handler Name: Brent Handler